[SPARTECH LOGO]
                              SPARTECH CORPORATION
                           120 S. Central, Suite 1700
                          Clayton, Missouri 63105-1817

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MARCH 8, 2000

DEAR FELLOW SHAREHOLDER:

I cordially invite you to attend the 2000 Annual Meeting of Spartech Shareholders to be held at 10:00 a.m. on Wednesday, March 8, 2000, at the Pierre Laclede Center (Saint Louis Club-16th Floor) 7701 Forsyth Boulevard, Clayton, Missouri 63105 for the following purposes:

  1.To elect three Class A directors to serve three-year terms.
  2.To approve the calculation method for incentive bonuses payable under the Company's employment agreements with its Chief Executive Officer and Chief Operating Officer.
  3.To ratify the selection of Arthur Andersen LLP as independent auditors of the Company for the 2000 fiscal year.
  4.To transact such other business as may properly come before the meeting.

The Board of Directors has fixed the close of business on January 10, 2000 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and at any and all adjournments thereof.

After the formal business of the meeting is covered, I will give a brief update on the Company's first quarter results and then discuss in more detail our strategy for the future. This will include a review of our recently introduced "Pyramids of Performance" initiatives, a discussion of our ongoing "Focused Growth" & "Continuous Improvement" strategies, and a short video highlighting these efforts.

I look forward to seeing each of you at the meeting, so please mark your calendar for the second Wednesday in March. However, if you are unable to attend, you can ensure that your shares are represented at the meeting by promptly completing your proxy and returning it in the enclosed envelope.
                              Sincerely,



                              /s/ Bradley B. Buechler
                              Bradley B. Buechler
St. Louis, Missouri           Chairman, President and
January 21, 2000              Chief Executive Officer

                              SPARTECH CORPORATION
                                 PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MARCH 8, 2000

To Our Shareholders:

The enclosed proxy is solicited by the Board of Directors of Spartech Corporation for use at the Annual Meeting of Shareholders of the Company. All expenses for the preparation and mailing of this Proxy Statement and form of proxy will be paid by the Company. In addition to solicitations by mail, a number of regular employees of the Company may solicit proxies on behalf of the Board of Directors in person or by telephone. Spartech will reimburse banks, brokerage firms and other custodians, nominees, and fiduciaries for reasonable costs incurred by them in transmitting proxy materials to the beneficial owners of the Company's stock.

The persons named in the accompanying proxy were selected by the Board of Directors of the Company. They have advised the Company of their intentions, if no contrary instructions are given, to vote the shares represented by all properly executed and unrevoked proxies received by them for the Board of Directors' nominees for director and for management proposals 2 and 3, as set forth in the Notice of Annual Meeting of Shareholders, and on any other matter which may come before the Annual Meeting in accordance with their best judgment.

This Proxy Statement and the proxy solicited hereby are being first sent or delivered to shareholders of the Company on or about January 21, 2000. Any shareholder giving a proxy has the right to revoke it by notifying the Secretary of the Company of such revocation, in writing, at any time before its exercise. Execution of the proxy will not in any way affect the shareholder's right to attend the Annual Meeting and vote in person.

A copy of Spartech's Annual Report to Shareholders for the fiscal year ended October 30, 1999 accompanies this Proxy Statement.

OUTSTANDING SHARES AND VOTING PROCEDURES

The outstanding voting securities of the Company on January 10, 2000 consisted of 27,359,377 shares of Common Stock, entitled to one vote per share.

With respect to proposal 1, a plurality of the votes present in person or represented by proxy at the Annual Meeting is required to elect directors. "Plurality" means the nominees who receive the largest number of votes cast are elected as directors, up to the number of directors scheduled to be elected at the meeting. With respect to proposals 2 and 3, a majority of the votes present in person or represented by proxy at the Annual Meeting is required to adopt the proposal. Abstentions and broker non-votes are counted for the purpose of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in the tabulations of the votes cast on proposals presented to stockholders, and therefore have the same effect as negative votes. Broker non-votes, however, are not counted for the purpose of determining whether a proposal has been approved.

Only shareholders of record at the close of business on January 10, 2000 are entitled to receive notice of and to vote at the Annual Meeting and at any and all adjournments thereof. A majority of the outstanding shares of stock entitled to vote must be represented at the Annual Meeting in person or by proxy to constitute a quorum.

                       PROPOSAL 1:  ELECTION OF DIRECTORS

The Board of Directors is divided into three classes. All directors hold office for a term of three years. The Class A directors elected at this Annual Meeting will hold office until the Annual Meeting of Shareholders in 2003, the Class B directors will continue in office until the Annual Meeting of Shareholders in 2001, and the Class C directors will continue in office until the Annual Meeting of Shareholders in 2002, and, in each case, until their successors are duly elected and qualified.

The Board of Directors has nominated David B. Mueller, a present director of the Company, and Roy Dobson and Richard B. Scherrer to be elected Class A directors of the Company. Vita International Limited ("Vita") and the Company's executive officers and directors have informed the Company that they intend to cast their votes, aggregating 12,676,915, "FOR" these Board nominees.

Listed below are the members of the Company's Board of Directors, including the nominees for election to the Board, with certain information about each of them including their principal occupations for the last five years:

Name, Age                  Principal     Occupation     and      Other  Spartech
                           Directorships                                Director
                                                                        Since
Ralph B. Andy, 55          Mr.  Andy  was Chairman and Chief Executive  1998
                           Officer  of  Polycom  Huntsman,  Inc.  from
                           October  1977 to March 1998.  His  term  as
                           director   expires  at  the   2002   Annual
                           Meeting.

Bradley B. Buechler, 51    Mr.  Buechler  is the Chairman,  President,  1984
                           and Chief Executive Officer of the Company.
                           He  is  a CPA, and was Corporate Controller
                           and  Vice President-Finance of the  Company
                           from   1981  to  1984.   He  became   Chief
                           Operating Officer of the Company  in  1985,
                           President in 1987, Chief Executive  Officer
                           in  October  1991,  and Chairman  in  March
                           1999.   Mr.  Buechler is a  member  of  the
                           National Board of Directors of the  Society
                           of  the  Plastics Industry, Inc.  and  also
                           serves  on several local charitable boards.
                           His  term  as director expires at the  2001
                           Annual Meeting.

Thomas L. Cassidy, 71      Mr. Cassidy recently retired from the Trust  1986
                           Company  of  the West after having  been  a
                           Managing  Director and a senior partner  of
                           TCW Capital since 1984.  He also serves  on
                           the  board of directors of DeVlieg-Bullard,
                           Inc.,  and  Reunion Industries,  Inc.   His
                           term as director expires at the 2000 Annual
                           Meeting,  and  he is not standing  for  re-
                           election.

W.R. Clerihue, 76          Mr.  Clerihue was Chairman of the Board for  1990
                           the  Company  from October  1991  to  March
                           1999.    He   is   retired  from   Celanese
                           Corporation,  where  he  last   served   as
                           Executive  Vice  President  and  Chief   of
                           Staff.   Mr.  Clerihue also serves  on  the
                           board  of  directors of Reunion Industries,
                           Inc.   His term as director expires at  the
                           2002 Annual Meeting.

Roy Dobson, 52             Mr. Dobson joined British Vita PLC in 1973,  --
                           and  he  became Managing Director of  their
                           Industrials  Group  and  was  appointed  to
                           their  board  of directors in  April  1998.
                           Mr. Dobson is being nominated as a director
                           for  a  term  expiring at the  2003  Annual
                           Meeting.

Name, Age                  Principal Occupation and Other               Spartech
                           Directorships                                Director
                                                                        Since

John R. Kennedy, 69        Mr.  Kennedy is retired President and Chief  1997
                           Executive  Officer of Federal  Paper  Board
                           Company,  Inc.   He is also a  director  of
                           International   Paper   Company,   DeVlieg-
                           Bullard,  Inc.,  Chase  Industries,   Inc.,
                           Pioneer Companies, Inc., Modis Professional
                           Services,  Inc., and Chairman of Georgetown
                           University's board of directors.  His  term
                           as  Director  Expires at  the  2001  Annual
                           Meeting.

David B. Mueller, 46       Mr.   Mueller   is   the   Executive   Vice  1994
                           President,  Chief  Operating  Officer,  and
                           Secretary of the Company.  He is a CPA, and
                           was previously Corporate Controller of Apex
                           Oil  Company  from 1981 to  February  1988.
                           Mr.  Mueller became Vice President &  Chief
                           Financial Officer of the Company  in  March
                           1988  and was named Secretary in 1991.   He
                           became  Executive Vice President and  Chief
                           Operating  Officer in 1996.   He  currently
                           stands for re-election.

Calvin J. O'Connor, 47     Mr.  O'Connor is a Chartered Accountant  in  1998
                           the United Kingdom.  He joined British Vita
                           PLC  and became a member of their board  of
                           directors  in  June of 1996.   In  November
                           1996   he  became  British  Vita's  Finance
                           Director.   Prior to joining British  Vita,
                           he  was  the Group Financial Controller  at
                           Courtaulds  Textiles  PLC.   His  term   as
                           director   expires  at  the   2001   Annual
                           Meeting.

Jackson W. Robinson, 57    Mr.   Robinson  is  President  of   Winslow  1993
                           Management  Company, a  division  of  Adams
                           Harkness & Hill in Boston, having held that
                           position since 1983.  He is also a director
                           of  Jupiter  International Green Investment
                           Trust,  Jupiter-European Investment  Trust,
                           and  a  Trustee of Suffield  Academy.   His
                           term as director expires at the 2002 Annual
                           Meeting.

Richard B. Scherrer, 52    Mr.  Scherrer  is the Managing  Partner  of  --
                           Armstrong  Teasdale LLP.  Prior to  joining
                           Armstrong  Teasdale, he served as Assistant
                           Prosecuting Attorney for St. Louis  County.
                           Mr.   Scherrer   is   a   Fellow   in   the
                           International Society of Barristers and  is
                           listed  in America's Best Lawyers,1999-2000
                           Edition.   He  is  being  nominated  as   a
                           director  for a term expiring at  the  2003
                           Annual Meeting.

Alan R. Teague, 52         Mr.   Teague   is   a  director   of   Vita  1997
                           International  and also  the  Secretary  of
                           British  Vita  PLC.  His term  as  director
                           expires at the 2000 Annual Meeting, and  he
                           is not standing for re-election.


     The Board of Directors recommends that shareholders vote "FOR" the Board of Directors' slate of nominees.

                                BOARD COMMITTEES
                                AND COMPENSATION

There were five meetings of the Board during fiscal 1999. Every director attended 75% of the aggregate number of formal meetings of the Board and of the committees on which he served, with the exception of the designees of British Vita, who alternate their attendance at the formal meetings because of long and costly international travel requirements, and Mr. Kennedy.

The Board has an Audit Committee, currently consisting of Messrs. Andy, Clerihue, Kennedy, and Robinson, which formally met twice during fiscal 1999. The Audit Committee's function is to recommend the appointment of independent accountants to audit the Company's financial statements and to perform other services related to the audit; review the scope and results of the audit with the independent accountants; review with management and the independent accountants the Company's interim and year-end operating results; consider the adequacy of the internal accounting and auditing procedures of the Company; and review the non-audit services to be performed by the independent accountants and consider the effect of such performance on the accountants' independence.

The Board has a Compensation Committee, currently consisting of Messrs. Cassidy, Clerihue, Kennedy, O'Connor, and Robinson, which formally met three times during fiscal 1999. The Compensation Committee's function is to review all compensation arrangements in excess of $150,000 per annum, as well as any employment contracts, and recommended annual stock option grants.

The Board has a Nominating Committee, currently consisting of Messrs. Andy, Clerihue, Kennedy, O'Connor, and Robinson which formally met once during fiscal 1999. The Nominating Committee serves the following functions: reviews the size and composition of the Board; reviews possible director candidates and recommends director nominations for presentation to shareholders; and reviews assignments of Board members to various Board committees. Shareholders who wish to recommend a candidate for election to the Board may submit such recommendation to the Secretary of the Company. Any recommendation must include name, address, appropriate background, experience, and other pertinent information on the proposed candidate and must be received in writing by November 30, 2000 for consideration by the Nominating Committee for the next Annual Meeting.

An annual fee of $27,000 is paid for the services of each non-management director, and expenses for attendance at each meeting are reimbursed. In addition, the Company pays an annual fee of $36,000 to British Vita PLC for services provided to the Company by its directors. Mr. Clerihue, the Company's former Chairman of the Board, receives an additional $21,000 per annum for service to the Company. Each non-management director, except for the British Vita representatives, also receives $1,200 for each Board and Committee Meeting attended.

Certain non-management directors have received options to purchase Common Stock of the Company upon their initial election to the Board and periodically during their terms as directors. In fiscal 1994, Jackson W. Robinson was granted 30,000 options with a five-year term and an exercise price at the then fair market value of the Company's Common Stock of $5.00 per share. No options were granted in fiscal year 1995. In fiscal 1996, W.R. Clerihue and Jackson W. Robinson were granted 10,000 and 5,000 options, respectively, with a ten-year term and an exercise price at the then fair market value of the Company's Common Stock of $11.00 per share. In fiscal 1997, John R. Kennedy was granted 30,000 options with a ten-year term and an exercise price at the then fair market value of the Company's Common Stock of $13.375 per share and W.R. Clerihue, Jackson W. Robinson, and John R. Kennedy were granted 20,000, 10,000, and 5,000 options, respectively, with a ten-year term and an exercise price at the then fair market value of the Company's Common Stock of $15.875 per share. No options were granted in fiscal 1998 and 1999. On November 1, 1999 Messrs. Andy, Cassidy, Clerihue, Kennedy, and Robinson were granted 10,000 options with a ten-year term and an exercise price at the then fair market value of the Company's Common Stock of $28.625.

                       BOARD COMPENSATION COMMITTEE REPORT
                            ON EXECUTIVE COMPENSATION

To Our Shareholders:

The Compensation Committee of the Board of Directors is responsible for approving compensation levels for all executive officers and for any employee with base compensation in excess of $150,000 per annum or with an employment contract. Our objective is to provide compensation that is fair and equitable to both the employee and the Company. Consideration is given to the employee's overall responsibilities, professional qualifications, business experience, technical expertise, and their resultant combined value to the Company's long-term performance and growth.

In establishing compensation levels for the Chief Executive Officer and Chief Operating Officer, we consult independent published surveys and studies by compensation and benefit consulting firms. Annual bonuses for these two employees are based on the operating results of the Company. The key operating results of the Company considered by the Committee included the fiscal 1999 earnings per share increase of 25% from 1998, a return on equity of 25%, and the five-year compound annual return to shareholders of 39%. Their total compensation is established at levels approximating the 75th percentile reported for publicly-traded companies of comparable size to Spartech for these respective positions. In connection with the renewal of employment contracts for the Chief Executive Officer and the Chief Operating Officer in November 1999, adjustments were made to their base salaries and bonus arrangements in an effort to better align such amounts with industry practices and the results of the current year studies. As a result, the Chief Executive's base salary was increased to $625,000 and the Chief Operating Officer's base salary was increased to $425,000, while their bonus percentages were reduced to .9% and .5% of earnings before income taxes (previously calculated on earnings before interest and taxes).

The Compensation Committee periodically reviews the compensation levels established for each employee for whom we are responsible and approves adjustments recommended by the Chief Executive Officer to reflect changes in responsibility for various executives of the Company or economic conditions. We believe that by providing fair and equitable compensation levels, the Company will continue to attract and maintain qualified individuals who are dedicated to the long-term performance and growth of Spartech. The Compensation Committee also approves the stock options to be awarded to key employees. Stock option awards are granted to individuals based upon the individual's performance and economic value created by their respective operating unit.

In December 1996, the Board authorized broadly based stock ownership guidelines for key managers of the Company (totaling over 75 today). Under the guidelines adopted by the Board, the Company's Chief Executive Officer is expected to hold Spartech Common Stock having an aggregate market value equal to four times base pay, the Chief Operating Officer three times base pay, and other key managers up to two times their base pay. Participants are expected to reach their respective goals over a four-year period. Unexercised stock options are not counted toward achieving these targets. A majority of these individuals have met their third year targets as of December 1999.

Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), limits the Company's tax deduction to $1 million per year (the "Compensation Cap") for certain compensation paid in a given year to the Chief Executive Officer ("CEO") and the four highest compensated executives other than the CEO named in the Proxy Statement (the "covered executives"). The code and regulations issued under the Code exclude from the Compensation Cap amounts based on attainment of pre-established, objective performance goals, if certain other requirements are met. The Committee's policy is to structure compensation programs, including stock option and bonus plan awards, for covered executives that will be deductible without limitation.
               Thomas L. Cassidy        W.R. Clerihue
     John R. Kennedy          Calvin J. O'Connor       Jackson W. Robinson

                             EXECUTIVE COMPENSATION

Summary Compensation Table

 The following table summarizes compensation earned by the Company's Chief Executive Officer and each other executive officer whose aggregate salary and bonus exceeded $100,000 for fiscal 1999.

                                          Annual Compensation        Long-Term
                                                                     Compensation
Name and Principal Position Fiscal                        Other
                            Year    Salary($) Bonus($)    Annual
                                                       Compensa-     Options
                                                          tion ($)   Granted (#)
Bradley B. Buechler         1999    $405,000  $877,070  $74,449       37,500
Chairman, President and     1998    $405,000  $697,280  $82,653      200,000
   Chief Executive Officer  1997    $400,524  $497,010  $65,661       75,000

David B. Mueller            1999    $250,000  $526,242  $44,250       27,500
Executive Vice President,   1998    $254,807  $418,368  $49,940      150,000
   Chief Operating Officer, 1997    $246,462  $298,206  $42,844       60,000
   and Secretary

Daniel J. Yoder             1999    $162,500  $90,000   $18,211       7,000
Vice President Materials    1998    $156,923  $85,000   $20,010      15,000
   and Technology           1997    $147,193  $70,000   $18,893       9,000

Randy C. Martin             1999    $149,423  $90,000   $18,684       7,500
Vice President Finance and  1998    $134,615  $65,000   $18,654      12,000
   Chief Financial Officer  1997    $119,616  $40,000   $16,974       9,000

David G. Pocost             1999    $144,375  $85,000   $18,911       7,500
Vice President Engineering, 1998    $121,135  $60,000   $15,344      12,000
   Quality and MIS          1997    $104,039  $37,500   13,480        7,500


 (1) The amounts disclosed in this column for fiscal year 1999 include Company contributions to non-qualified defined contribution arrangements on behalf of Mr. Buechler, $62,650; Mr. Mueller, $39,328; Mr. Yoder, $15,000; Mr.
      Martin, $15,000, and Mr. Pocost, $15,000.

                 CERTAIN BUSINESS RELATIONSHIPS AND TRANSACTIONS
Mr. Andy owns 80% of RKL Associates, L.P., which entered into a consulting agreement with the Company in connection with the Company's purchase of Polycom Huntsman, Inc. providing for payments by the Company aggregating $750,000 over three years. Mr. Andy also owns 50% or less of Plastimerics, Inc., which purchased approximately $899,000 of products from the Company during fiscal
1999, and three other companies which provided approximately $1,041,000 of warehousing, trucking, and recycling services to the Company during fiscal 1999. The Company's management believes that these arrangements are on terms no less favorable to the Company than those which would be obtained from unaffiliated parties.
Mr.  Scherrer  is  the  Managing Partner of Armstrong Teasdale  LLP,  which  the
Company retained as its principal outside law firm during fiscal 1999 and expects to retain in fiscal 2000.
On October 1, 1999, pursuant to the approval of the non-management members of the Board of Directors, the Company repurchased 135,000 shares of its common stock from Mr. Buechler and 35,735 shares of its common stock from Mr. Mueller at $29.50 per common share. The purchase price was the average of the publicly reported high and low sale prices of the common stock on the New York Stock Exchange over the ten trading days prior to the purchase.

Option Grants

The following table summarizes option grants made during fiscal 1999 to the executive officers named above.

                                                                   Potential
                                                               Realizable Value
                                                               at Assumed Annual
                      Individual Grants                         Rated of Stock
                                                              Price Appreciation
                                                              For Option Term(1)
                     Number of        %of
                    Securities      Total
                    Underlying    Options
                      Options     Granted  Exerci  Expiratio
       Name           Granted          to  se      n Date         5%($)    10%($)
                        (#)      Employee  Price
                                     s in
                                   Fiscal
                                     Year
Bradley B. Buechler 37,500 (2)     12.4%  $18.00  10/31/08    $424,504  $948,775

David B. Mueller    27,500 (2)      9.1%  $18.00  10/31/08    $311,303  $695,768

Daniel J. Yoder      5,000 (3)      1.6%  $18.00  10/31/03     $24,865   $48,459
                     2,000 (2)       .7%  $18.00  10/31/08     $22,640   $50,601

Randy C. Martin      5,000 (3)      1.6%  $18.00  10/31/03     $24,865   $48,459
                     2,500 (2)       .9%  $18.00  10/31/08     $28,300   $63,252

David G. Pocost      5,000 (3)      1.6%  $18.00  10/31/03     $24,865   $48,459
                     2,500 (2)       .9%  $18.00  10/31/08     $28,300   $63,252


(1) The rates of appreciation presented of 5% and 10% are set by the Securities and Exchange Commission, and therefore, are not intended to forecast future appreciation of the Company's stock price.

(2) These represent options issued under the Restricted Stock Option Plan where neither the options nor Common Stock acquired may be sold or otherwise disposed of for three years after the date of grant of the option. The options were granted at market value, vest in four equal annual installments beginning November 1, 1999 and are transferable to family members, or to other transferees with board approval.
(3) These represent options issued under the Incentive Stock Option Plan and were granted at market value, vest in four equal annual installments beginning November 1, 1999 and are non-transferable.

Option Exercises and Outstanding Options

The following table summarizes all options exercised in fiscal 1999 and unexercised options at the end of fiscal 1999 for the executive officers named above.

                                         Number of       Value of Unexercised
                                    Unexercised Options     "In-the-Money"
                                      at Fiscal Year       Options at Fiscal
                                          End(2)               Year End
     Name       Shares     Value   Exercisa  Unexercisa  Exercis   Unexercisab
               Acquired  Realized     ble        ble       able        le
                  on      ($) (1)
               Exercise
                  (#)
Bradley B.       200,000  $4,643,750 760,000(3) 37,500(5) $15,874,375 $398,438
Buechler

David B.              --        --   425,000(3) 27,500(5)  $8,146,250 $292,188
Mueller

Daniel J.         22,000  $418,125    38,750(4)  7,000(5)    $673,656  $74,375
Yoder

Randy C.           4,000   $60,250    24,000(4)  7,500(5)    $377,625  $79,688
Martin

David G.           1,000   $16,688    24,750(4)  7,500(5)    $400,969  $79,688
Pocost

 (1) The values represent the difference between the exercise price of the options and the price of the Company's Common Stock on the date of exercise and at fiscal year end, respectively.

 (2) The Board has resolved that at no time will the total unexercised options to employees be in excess of 10% of the then outstanding common shares.

 (3) These represent options issued under the Restricted Stock Option Plan where neither the options or Common Stock acquired may be sold or otherwise disposed of for three years after the date of grant of the option.

 (4)  A portion of the unexercised options were issued from the Restricted Stock
  Option Plan (Mr. Yoder, 9,000; Mr. Martin, 6,000; and Mr. Pocost, 6,000) where neither the options or Common Stock acquired may be sold or otherwise disposed of for three years after the date of grant of the option.

 (5) These options vest in four equal annual installments beginning November 1, 1999.


Employment Agreements
Messrs. Buechler and Mueller

On November 1, 1999, the Company entered into Amended and Restated Employment
Agreements (the "Agreements") with Messrs. Buechler and Mueller (the
"Employees"), which modified but continued the Employees' existing employment agreements. Each Agreement will continue until terminated either by the Company on three years' notice or by the Employee on one year's notice. Notice of termination may not be given before November 1, 2002, except that if a "Change of Control" (described below) occurs, the Employee may give notice of termination at any time on or after November 1, 2000. For 24 months after termination of the Agreement, the Employee may not disclose any Company trade secrets, solicit the Company's customers, business or employees, or otherwise compete directly with the Company.

The Agreements provide for compensation consisting of: (i) annual base salaries of $625,000 for Mr. Buechler and $435,000 for Mr. Mueller, subject to periodic review by the Board, (ii) bonuses equal to 0.9% for Mr. Buechler and 0.5% for Mr. Mueller of the Company's annual earnings before income taxes, subject to certain adjustments and exceptions, (iii) one-time stock option grants of 110,000 shares for Mr. Buechler and 65,000 shares for Mr. Mueller, at November
1, 1999 which are in addition to options granted under previous versions of their employment agreements, and any other options which the Board may grant them in the future under the Company's stock option plans, (iv) annual contributions to a trust maintained for Messrs. Buechler and Mueller, commonly known as a "rabbi trust," of 15% of base salary plus the amount of premium that would be paid for term life insurance of $1,250,000 for Mr. Buechler and $750,000 for Mr. Mueller, and (v) a provision that the Employee may require the Company to repurchase during any twelve-month period that this Agreement is in effect, beginning November 1, 1999, a number of shares of Company common stock beneficially owned by Mr. Buechler and Mr. Mueller not to exceed 15% of their current holdings of common shares and currently-exercisable options, subject to certain other terms and conditions, at the average of the publicly-reported high and low sale prices of the common stock on the New York Stock Exchange over the three trading days prior to the sale.

If the Company terminates the Employee's employment for any reason other than "Cause" (defined below), or if the Employee terminates his employment with "Justification" (defined below) or with prior notice (as discussed above), then the Employee will receive a cash severance benefit equal to two times his then current base salary plus the aggregate amount of the bonuses paid or earned by the Employee in the two years before the notice of termination is given.
However, if a Change of Control has occurred before the termination, the severance benefit becomes 2.95 times the sum of base salary plus one-third of the aggregate amount of bonuses paid or earned by the Employee in the three years before the notice of termination is given. In either case, if the severance benefit and any other payments received as a result of the termination are subject to the excise tax imposed on excessive termination payments under the Internal Revenue Code, the Company will pay the Employee an additional severance amount so that the Employee will receive the same net amount he would have received if there had been no excise tax.

The Agreements define certain terms, as follows:

A "Change of Control" takes place if any of the following occurs: (i) the Board of Directors approves and recommends to the Company's shareholders (A) any consolidation or merger of the Company where either the Company is not the surviving corporation or the Company's shares are exchanged and the shareholders do not retain the same proportionate voting interest in the Company or its successor, (B) a sale or other transfer of all or substantially all of the Company's assets, other than to a subsidiary, or (C) the liquidation or dissolution of the Company; (ii) any person acquires a majority of the Company's voting stock; (iii) the Board of Directors approves any transaction whose purpose or likely effect is to cause the Company's Common Stock to be held by fewer than 300 persons or not to be listed on any national securities exchange;
or (iv) there is a change in a majority of the Company's Board of Directors within any 24 consecutive months, unless each new director was approved by a majority of the continuing directors.

"Cause" for termination of the Employee's employment by the Company occurs only if the Employee is convicted of a felony, or commits an act or omission
(including failure to follow lawful instructions of the Board of Directors) resulting or intended to result in his personal gain at the expense of the Company's property or business. However, the Employee will not be liable merely for his bad judgment, acts, omissions done in good faith or in connection with any tender, merger offer, or other restructuring proposal.

"Justification" for termination of the Employee's employment by the Employee occurs only if the Company reassigns or restricts the Employee in a way inconsistent with his position, duties, responsibilities and status as Chairman of the Board, President and Chief Executive Officer in the case of Mr. Buechler or as Executive Vice President and Chief Operating Officer in the case of Mr.
Mueller, or fails to pay the Employee any salary, option or bonus within seven days after the Employee notifies the Company that such amount is due, or otherwise adversely affects or materially reduces any other benefits or rights of the Employee under the Agreement.


Messrs. Yoder, Martin, and Pocost

The Company also entered into the following employment agreements: with Mr.
Yoder on June 30, 1998 through June 29, 2001; with Mr. Martin on January 1, 2000 through January 1, 2003; and with Mr. Pocost on January 1, 2000 through January
1, 2003. The annual base compensation under these agreements, subject to periodic review for cost of living and/or merit and other increases, is $162,500, $160,000 and $155,000 for Messrs. Yoder, Martin, and Pocost, respectively. In addition, the agreements require the Company to maintain term life insurance in the amount of $250,000 for the employees' designated beneficiaries for the term of the agreements, all premiums thereon to be paid by the Company. The agreements provide for annual bonuses based upon performance and the overall results of the Company's operations.

COMMON STOCK PERFORMANCE GRAPH


The following graph compares cumulative total Company shareholder return for the last five years, with overall market performance, as measured by the cumulative return of the Standard & Poor's 500 Stock Index and the Standard & Poor's
Specialty Chemicals Index, assuming an initial investment of $100 at the beginning of the period and the reinvestment of all dividends.




Line Graph Chart
Common Stock Performance Graph

                         10/94   10/95    10/96  10/97    10/98  10/99    CAGR*
SPARTECH STOCK PRICE     $5 3/4  $6 3/8   $ 11   $15 7/8  $ 18   $28 5/8  39.3%

Assumed $100 Investment:
SPARTECH CORPORATION     $100    $111     $194   $284     $326   $525     39.3%
S&P 500                  $100    $123     $149   $194     $233   $289     23.6%
S&P Specialty Chemicals  $100    $120     $131   $147     $130   $132      5.7%
Index
*Compound annual growth rate.


                               SECURITY OWNERSHIP
The table set forth below identifies the aggregate shares of Common Stock beneficially owned by each director, by each executive officer, by the executive officers and directors as a group, and by each person known to the Company as of December 31, 1999 to be the beneficial owner of more than 5% of the 27,239,936 shares of Common Stock outstanding as of that date.

                                         Number                 Percentage
                                           of                       of
                                         Common                   Common
                                         Shares                   Shares
                                      Beneficially             Beneficially
                                        Owned(1)                   Owned

Directors and Executive Officers:
Calvin J. O'Connor / Alan R. Teague       12,043,257 (2)               44.2%
Bradley B. Buechler                          889,966 (3)                3.2%
David B. Mueller                             432,075 (4)                1.6%
Ralph B. Andy                                286,761 (5)                1.1%
W.R. Clerihue                                 70,000 (6)                  *
Daniel J. Yoder                               69,299 (7)                  *
John R. Kennedy                               50,000 (8)                  *
Jackson W. Robinson                           36,000 (9)                  *
David G. Pocost                               33,298 (10)                 *
Randy C. Martin                               32,009 (11)                 *
Thomas L. Cassidy                             10,000 (12)                 *

All Directors and Executive
Officers as a Group (12 persons)          13,961,165 (13)              48.9%
Other Beneficial Owners
In Excess of 5% of the
Common Shares Outstanding:
Vita International Limited
Soudan Street
Middleton, Manchester
M24 2DB England                           12,043,257 (2)               44.2%
FMR Corp.
Fidelity Management &
     Research Company
82 Devonshire Street
Boston, MA 02109                           1,679,900 (14)               6.2%




Notes To Security Ownership Table:

* Denotes that the percentage of common shares beneficially owned is less than 1%.

(1) Includes shares issuable upon exercise of options as noted for the respective owners.

(2) Messrs. O'Connor and Teague, each a director of the Company, are also directors of Vita International Limited and O'Connor is a director of British
  Vita PLC; as such, these amounts represent Common Stock owned by Vita
  International Limited.

(3) Includes 769,375 shares issuable upon exercise of options presently exercisable.

(4) Includes 294,875 shares issuable upon exercise of options presently exercisable and 137,000 shares owned by DBM Partners, L.P. Mr. Mueller is a general partner of DBM Partners, L.P. as such, Mr. Mueller has investment and voting power over the shares owned by DBM Partners, L.P. Of the 294,875 shares issuable upon exercise of options presently exercisable, 28,000 are held by DBM Partners, L.P.

(5) Includes 10,000 shares issuable upon exercise of options presently exercisable, and 285,261 owned by RBA Partners, L.P. Mr. Andy is the sole shareholder of RBA Investments, Inc., a 0.1% general partner of RBA Partners, L.P. As such, Mr. Andy, through RBA Investments, Inc. has investment and voting power over the shares owned by RBA Partners, L.P.

(6) Includes 40,000 shares issuable upon exercise of options presently exercisable.

(7) Includes 40,500 shares issuable upon exercise of options presently exercisable.

(8) Includes 45,000 shares issuable upon exercise of options presently exercisable.

(9) Includes 25,000 shares issuable upon exercise of options presently exercisable.

(10) Includes 26,625 shares issuable upon exercise of options presently exercisable.

(11) Includes 22,875 shares issuable upon exercise of options presently exercisable.

(12) Includes 10,000 shares issuable upon exercise of options presently exercisable.

(13) Includes 1,284,250 shares issuable upon exercise of options presently exercisable.

(14) Based on information presented as of December 31, 1999 in FMR Corp.'s latest available Schedule 13G, FMR Corp. beneficially owned 1,679,900 shares of Common Stock including 1,525,100 shares beneficially owned by Fidelity
  Management & Research Company as a result of it serving as investment adviser to various investment companies and other funds and 154,800 beneficially owned by Fidelity Management Trust Company as trustee or managing agent for various private investment accounts and other funds. FMR Corp. has sole voting power with respect to the 154,800 shares and sole investment power with respect to all 1,679,900 shares.


            PROPOSAL 2: VOTE TO APPROVE INCENTIVE BONUS ARRANGEMENTS

The Compensation Committee of the Company's Board of Directors has approved the incentive bonus arrangements for Bradley B. Buechler, the Company's Chief
Executive Officer, and David B. Mueller, the Company's Chief Operating Officer.
The Compensation Committee believes that these arrangements will serve their intended purpose and properly reward these officers for the performance results achieved. Under the new employment agreements for these two individuals each fiscal year the Company will provide them with an annual bonus equal to a percentage (0.9% for Mr. Buechler and 0.5% for Mr. Mueller) of the Company's earnings before income taxes as reported in the Company's audited financial statements, adjusted to exclude profit or loss on extraordinary or non-recurring items and unusual items (such as sale of a significant amount of assets or securities other than in the ordinary course of business operations, one-time employee separation costs, and significant litigation costs or recoveries-
-"Adjusted Pre-Tax Earnings"). The calculation of Adjusted Pre-Tax Earnings is to be made by the Company's auditors based on generally accepted accounting principles. No such bonuses will be paid with respect to any fiscal year in which the Company's Adjusted Pre-Tax Earnings are less than 75% of the Company's
Adjusted Pre-Tax Earnings in its immediately preceding fiscal year. Should the employment agreement terminate prior to the close of a fiscal year of the Company, the employee will be entitled to a bonus with respect to such fiscal year (in addition to other amounts to which he may be entitled on termination under other provisions of his employment agreement) equal to a proportionate amount of the bonus he would have earned for the entire fiscal year based on the number of days he was employed.

   The Board of Directors recommends that shareholders vote FOR this proposal.

            PROPOSAL 3: TO RATIFY APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors of the Company, on the recommendation of the Audit
Committee, appointed Arthur Andersen LLP as independent auditors of the Company for fiscal 2000. The Board proposes that the shareholders ratify at this Annual
Meeting the appointment of Arthur Andersen LLP as independent auditors for fiscal 2000. Arthur Andersen LLP has served as the Company's independent auditors since fiscal 1986. The Company has had no disagreements with Arthur
Andersen LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures. In the event a majority of the votes cast at the Annual Meeting are not voted in favor of the appointment, the Board will reconsider its selection.

Arthur Andersen LLP has advised the Company that its representatives will be present at the Annual Meeting, where they will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

   The Board of Directors recommends that shareholders vote FOR this proposal.

                DISCRETIONARY VOTING OF PROXIES ON OTHER MATTERS

Management does not intend to bring before the Annual Meeting any matters other than those disclosed in the Notice of Annual Meeting of Shareholders, and it does not know of any business which persons other than management intend to present at the meeting. Should any other matter requiring a vote of the shareholders arise, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote such shares in respect of any such other matter in accordance with their best judgment.


             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own beneficially more than ten percent of a registered class of the Company's equity securities to file with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Such officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by them.

To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations from its directors and executive officers that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with on a timely basis during the fiscal year ended October 30, 1999.











PROPOSALS OF SHAREHOLDERS

Proposals of shareholders intended for inclusion in the Company's proxy statement for the 2001 Annual Meeting must be received by the Company no later than September 23, 2000. In addition, if a shareholder fails to notify the Company on or before December 7, 2000 of a proposal which such shareholder intends to present at the Company's 2001 Annual Meeting other than through inclusion of such proposal in the Company's proxy materials for the meeting, then management proxies may use their discretionary voting authority with respect to such proposal if it is presented at the meeting.

Shareholders are urged to sign, date, and return promptly the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United
States.  Your cooperation is appreciated.

                              By Order of the Board of Directors



                              /s/David B. Mueller
                              David B. Mueller
                              Executive Vice President,
                              Chief Operating Officer
January 21, 2000              and Secretary

PROXY CARD


THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "FOR" EACH ITEM.

ITEM 1 - ELECTION OF DIRECTORS
Election of three Class A Directors to serve until the 2003 Annual Meeting.
NOMINEES:  Roy Dobson, David B. Mueller, and Richard B. Scherrer

/ / FOR all the nominees listed above

/ / WITHHOLD AUTHORITY to vote for all nominees listed above

/ / WITHHOLD AUTHORITY to vote for the nominee(s)that have a line through the name above

ITEM 2 - Approve Incentive Bonuses
/ / FOR
/ / AGAINST
/ / ABSTAIN


ITEM 3 - Ratify Independent Auditors
/ / FOR
/ / AGAINST
/ / ABSTAIN

ITEM 3 - Transact Other Business
The proxies are authorized to vote, in their discretion, upon such other business as properly may come before the Annual Meeting.
/ / AUTHORITY GRANTED
/ / AUTHORITY WITHHELD


Dated:____________, 2000

_________________________
Signature of Shareholder
_________________________
Signature if held jointly


Please sign exactly as the name appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign full corporate name by President for other authorized officer. If a partnership, please sign in partnership name by authorized person.


YOUR VOTE IS IMPORTANT TO US.  PLEASE COMPLETE, DATE AND SIGN THE ABOVE PROXY
CARD AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

(Front of Card)



                           SPARTECH CORPORATION PROXY
                       2000 ANNUAL MEETING OF SHAREHOLDERS

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Bradley B. Buechler and David B. Mueller, and each of them with power to act alone and with full power of substitution and revocation, as attorneys and proxies of the undersigned to attend the Annual
Meeting of Shareholders of Spartech Corporation ("the Company)" to be held at the Pierre Laclede Conference Center (Saint Louis Club-16th Floor) 7701 Forsyth
Boulevard, Clayton, Missouri, 63105, on Wednesday, March 8, 2000, commencing at
10:00 a.m., CST, and at any and all adjournments thereof, and to vote all shares of Common Stock of the Company which the undersigned is entitled to vote with respect to the following matters, all as set forth in the Notice of Annual
Meeting of Shareholders and Proxy Statement, dated January 21, 2000.

    This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED
"FOR" ITEMS 1 THROUGH 3 AND IN ACCORDANCE WITH THEIR BEST JUDGMENT UPON SUCH
OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.


(Back of Card)



